Exhibit 99.1
CVR Partners Announces Filing of
Registration Statement for Initial Public Offering
SUGAR LAND, Texas (December 20, 2010) — CVR Partners, LP (“CVR Partners”) today announced that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed initial public offering of its common units representing limited partner interests. CVR Partners intends to list its common units on the New York Stock Exchange under the symbol “UAN.” The number of common units to be offered and the price range for the offering have not yet been determined. All of the common units to be sold in this offering (including the common units that may be sold to satisfy the underwriters’ over-allotment option) will be sold by CVR Partners.
Morgan Stanley and Barclays Capital will act as joint book-running managers for the proposed offering. The offering will be made only by means of a prospectus. When available, a preliminary prospectus relating to this offering may be obtained from:

Morgan Stanley & Co. Incorporated	Barclays Capital Inc.
Attn: Prospectus Dept.	c/o Broadridge Financial Solutions
180 Varick Street, 2nd Floor	1155 Long Island Avenue
New York, NY 10014	Edgewood, NY 11717
telephone: 1-866-718-1649	telephone: 1-888-603-5847
email: prospectus@morganstanley.com	email: barclaysprospectus@broadridge.com
You may also get these documents for free by visiting the Securities and Exchange Commission’s website at http://www.sec.gov.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
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About CVR Partners, LP
Located in Coffeyville, Kansas, CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.
For further information, please contact:

Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
281-207-3464	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com